Exhibit 99.1

News Release

Contact
Investors	Carl Kraus	904-357-9158
	Ed Kiker	904-357-9186
Media	Ed Frazier	904-357-9100

For release at 8 a.m. EDT

Rayonier Reports Third Quarter 2012 Results
JACKSONVILLE, FL, October 25, 2012 - Rayonier (NYSE:RYN) today reported third quarter net income of $81 million, or 62 cents per share, compared to $105 million, or 84 cents per share, in the prior year period. The 2011 results included a $16 million tax benefit from the reversal of a reserve relating to the taxability of the 2009 alternative fuel mixture credit (AFMC). Excluding this benefit, 2011 third quarter net income was $89 million, or 71 cents per share.
Year-to-date 2012 net income totaled $203 million, or $1.58 per share, compared to $220 million, or $1.75 per share, in 2011. Excluding the tax benefit from the AFMC, net income for the first three quarters of 2011 was $204 million, or $1.62 per share.
Cash provided by operating activities was $354 million for the first nine months of 2012 compared to $326 million for the prior year period. Year-to-date cash available for distribution (CAD)1 was $261 million versus $242 million in 2011. (See Schedule D for more details.)
“We are pleased to report continued strong operating results this quarter in line with our expectations. In Performance Fibers, the cellulose specialties market remains strong, and in Forest Resources, sales increased as we added volume from our recent acquisitions,” said Paul G. Boynton, Chairman, President and CEO.
Forest Resources
Third quarter sales of $60 million were $3 million above the prior year period, while operating income of $11 million was comparable. Year-to-date sales of $165 million increased $2 million over prior year, while operating income of $27 million declined $7 million primarily due to lower prices in the Pacific Northwest and New Zealand reflecting weaker Asian demand. Third quarter and year-to-date sales improved over the prior year in the Gulf States region due to higher volumes from the 2011 timberland acquisitions.
Real Estate
Third quarter sales of $13 million were $19 million lower than the prior year period and operating income of $8 million decreased $20 million. Year-to-date sales of $37 million were $21 million below 2011, and operating income of $21 million was $19 million below the prior year. The third quarter and year-to-date periods of 2011 benefited from a 6,300 acre non-strategic sale at $3,995 per acre and a $6 million property tax settlement covering several prior years. The 2012 periods included improved margins on rural land sales due to geographic mix.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Performance Fibers
Third quarter sales of $288 million were $33 million above the prior year period, while operating income of $101 million improved $27 million. Year-to-date sales of $794 million were $55 million above the comparable 2011 period, while operating income of $266 million increased $44 million. The 2012 results reflected higher cellulose specialties prices partially offset by a decline in absorbent materials prices and higher production costs. Third quarter 2012 also benefited from higher cellulose specialties volumes due to timing of shipments.
Other Items
Wood Products operating income improved $2 million and $8 million for the three and nine months ended September 30, 2012, respectively, compared to the prior year periods as prices and volumes increased due to higher demand.
Corporate and other expenses were $3 million above third quarter 2011, which benefited from a favorable insurance settlement. Year-to-date corporate and other expenses were $4 million above the prior year due to higher stock-based compensation and pension costs.
In the third quarter, the IRS released guidance stating that the repayment of the AFMC in exchange for the Cellulosic Biofuel Producer Credit (CBPC) does not require interest payments. As a result, the Company reversed a $3 million interest accrual from last quarter, lowering third quarter interest expense. The Company also recorded another $3 million of AFMC for CBPC exchange benefit in the third quarter.
Effective tax rates for the quarter and year-to-date were 23.4 percent and 21.9 percent compared to a 9.0 percent benefit and a 7.5 percent expense in 2011, respectively. The increase in tax rates resulted largely from several non-routine benefits recorded in 2011.
Outlook
“We are positioned for another strong year as our businesses continue to execute well, creating strong operating cash flows” said Boynton. “In Forest Resources, we will continue to capitalize on local market opportunities in the Southeast. In Performance Fibers, we anticipate another record year driven by strong cellulose specialties markets and we remain on track to complete our cellulose specialties expansion project by mid-2013.”
“Overall, we expect operating income to increase approximately 10 percent over 2011. However, due to the non-routine tax benefits detailed above, we still expect full year earnings to be comparable to 2011, excluding special items. We anticipate CAD to range from $295 million to $310 million, substantially above our recently increased dividend,” Boynton concluded.
Further Information
A conference call will be held on Thursday, October 25, 2012 at 2 p.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.7 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, GA and Daytona Beach, FL. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future financial and operational performance, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which continues to impact many areas of our economy, including the housing market, availability and cost of credit, and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets, particularly in our Performance Fibers business; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related weather changes and legislative initiatives; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries and changes in tax laws that could reduce the benefits associated with REIT status.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

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1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
September 30, 2012 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Sales	$409.0	$371.9	$385.1	$1,136.7	$1,100.2
Costs and expenses
Cost of sales	278.7	262.6	266.2	794.5	786.5
Selling and general expenses	15.8	16.2	15.8	51.7	48.2
Other operating expense (income), net	1.3	(5.5)	(5.2)	(5.3)	(9.5)
Operating income	113.2	98.6	108.3	295.8	275.0
Interest expense	(8.3)	(16.1)	(12.4)	(36.1)	(38.3)
Interest and other income, net	0.3	0.1	0.4	0.3	0.9
Income before taxes	105.2	82.6	96.3	260.0	237.6
Income tax (expense) benefit	(24.6)	(13.5)	8.6	(56.9)	(17.8)
Net income	$80.6	$69.1	$104.9	$203.1	$219.8
Net Income per Common Share:
Basic
Net Income	$0.66	$0.56	$0.86	$1.66	$1.81
Diluted
Net Income	$0.62	$0.54	$0.84	$1.58	$1.75
Pro forma Net Income (a)	$0.62	$0.54	$0.71	$1.58	$1.62

Dividends per share	$0.44	$0.40	$0.40	$1.24	$1.12

Weighted Average Common
Shares used for determining
Basic EPS	122,848,705	122,455,464	121,790,059	122,552,910	121,665,644
Diluted EPS (b)	129,959,666	127,411,127	125,599,609	128,548,552	125,530,100

(a) For the three and nine months ended September 30, 2011, pro forma net income excludes a gain of $0.13 per share from the reversal of a reserve related to the taxability of the AFMC. Pro forma net income is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.
(b) The increase in the dilutive shares for the three and nine months ended September 30, 2012, is primarily due to the potential dilutive impact of the Senior Exchangeable Notes due 2012 and 2015.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
September 30, 2012 (unaudited)
(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$215.5	$78.6
Other current assets	309.7	265.8
Timber and timberlands, net of depletion and amortization	1,489.9	1,503.7
Property, plant and equipment	1,803.5	1,619.2
Less - accumulated depreciation	(1,173.7)	(1,157.6)
Net property, plant and equipment	629.8	461.6
Investment in New Zealand JV	70.2	69.2
Other assets	198.8	190.4
	$2,913.9	$2,569.3
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$41.3	$28.1
Other current liabilities	245.8	150.1
Long-term debt	967.8	819.2
Non-current liabilities for dispositions and discontinued operations	75.5	80.9
Other non-current liabilities	165.5	167.9
Shareholders' equity	1,418.0	1,323.1
	$2,913.9	$2,569.3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended September 30,
	2012	2011
Cash provided by operating activities:
Net income	$203.1	$219.8
Depreciation, depletion, amortization	102.5	101.8
Non-cash basis of real estate sold	3.0	3.1
Other items to reconcile net income to cash provided by operating activities	11.5	0.4
Changes in working capital and other assets and liabilities	33.5	1.2
	353.6	326.3
Cash used for investing activities:
Capital expenditures	(112.0)	(87.2)
Purchase of timberlands	(11.6)	(94.2)
Jesup mill cellulose specialties expansion (gross purchases of $130.7 and $14.6, net of purchases on account of $25.9 and $6.5)	(104.8)	(8.1)
Change in restricted cash	(12.8)	8.3
Other	4.3	0.7
	(236.9)	(180.5)
Cash provided by (used for) financing activities:
Changes in debt, net of issuance costs	152.7	(2.0)
Dividends paid	(152.4)	(136.6)
Issuance of common shares	20.7	8.2
Repurchase of common shares	(7.8)	(7.9)
Excess tax benefits on stock-based compensation	7.1	5.0
	20.3	(133.3)
Effect of exchange rate changes on cash	(0.1)	0.3
Cash and cash equivalents:
Change in cash and cash equivalents	136.9	12.8
Balance, beginning of year	78.6	349.5
Balance, end of period	$215.5	$362.3

B

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
September 30, 2012 (unaudited)
(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Sales
Forest Resources	$59.9	$52.7	$57.3	$164.7	$162.5
Real Estate	13.0	11.7	32.2	37.4	57.9
Performance Fibers
Cellulose specialties	247.2	220.2	207.5	679.5	593.8
Absorbent materials	41.0	34.3	48.0	114.1	145.6
Total Performance Fibers	288.2	254.5	255.5	793.6	739.4
Wood Products	22.8	23.8	16.5	65.9	50.2
Other Operations	26.3	29.3	25.9	76.7	94.9
Intersegment Eliminations	(1.2)	(0.1)	(2.3)	(1.6)	(4.7)
Total sales	$409.0	$371.9	$385.1	$1,136.7	$1,100.2

Operating income/(loss)
Forest Resources	$11.2	$8.2	$10.8	$27.4	$33.7
Real Estate	8.4	6.0	28.1	20.9	40.5
Performance Fibers	101.5	83.7	74.9	265.8	221.7
Wood Products	1.6	4.1	(0.7)	6.7	(1.3)
Other Operations	(0.4)	1.1	1.1	(0.2)	1.0
Corporate and other	(9.1)	(4.5)	(5.9)	(24.8)	(20.6)
Operating income	$113.2	$98.6	$108.3	$295.8	$275.0

C

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
September 30, 2012 (unaudited)
(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Nine Months Ended
	September 30,	September 30,
	2012	2011
Cash provided by operating activities	$353.6	$326.3
Capital expenditures (b)	(112.0)	(87.2)
Change in committed cash	6.2	(0.1)
Excess tax benefits on stock-based compensation	7.1	5.0
Other	6.0	(2.3)
Cash Available for Distribution	$260.9	$241.7

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Capital expenditures exclude strategic capital. For the nine months ended September 30, 2012, strategic capital totaled $130.7 million for the Jesup mill cellulose specialties expansion and $11.6 million for timberland acquisitions. For the nine months ended September 30, 2011, strategic capital totaled $94.2 million for timberlands and $14.6 million for the Jesup mill cellulose specialties expansion.

PRO FORMA OPERATING INCOME AND NET INCOME:

	Three Months Ended
	September 30, 2011
		Per Diluted Share
	$
Net Income	$104.9	$0.84
Reversal of tax reserve related to the taxability of the AFMC	(16.0)	(0.13)
Pro forma Net Income	$88.9	$0.71

	Nine Months Ended
	September 30, 2011
		Per Diluted Share
	$
Net Income	$219.8	$1.75
Reversal of tax reserve related to the taxability of the AFMC	(16.0)	(0.13)
Pro forma Net Income	$203.8	$1.62

D